EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), entered into January 28, 2008 (the “Signing Date”) to be effective as of January 1, 2008 (the “Effective Date”), by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and Neil R. Cole (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive possesses unique personal knowledge, experience and expertise concerning the business and operations conducted by the Company;

WHEREAS, the Employment Agreement by and between the Company and the Executive, dated effective as of January 1, 2005 (the “Prior Agreement”), expired pursuant to its terms on December 31, 2007 and the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, effective as of the Effective Date, the Company and the Executive desire to enter into this Agreement as to the terms and conditions of the Executive’s continued employment with the Company.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT AND DUTIES

1.1. Term of Employment. The Executive’s initial term of employment under this Agreement shall commence on the Effective Date and shall continue until December 31, 2012 (the “Initial Term”), unless further extended or earlier terminated as provided in this Agreement. Unless written notice of non-renewal is provided by either party at least 180 days prior to the end of the Initial Term, the Executive’s term of employment under this Agreement will automatically be renewed for a single one (1) year period from January 1, 2013 until December 31, 2013, unless earlier terminated as provided in this Agreement. The period of time between the Effective Date and the termination of the Executive’s employment under this Agreement shall be referred to herein as the “Term.”

1.2. General.

1.2.1. During the Term, the Executive shall have the titles of President and Chief Executive Officer of the Company and shall have the authorities, duties and responsibilities customarily exercised by an individual serving in these positions in a corporation of the size and nature of the Company and such other authorities, duties and responsibilities as may from time to time be delegated to him by the Board of Directors of the Company (the “Board”) that are consistent with the foregoing. If requested by the Board or the Executive, the Executive will work with the Board to identify a person to serve as President of the Company reporting directly and solely to the Executive and, upon the appointment of such person, the Executive shall cease to have the title of President and the associated authorities, duties and responsibilities of President shall be exercised by such successor, subject to the authority of the Executive as Chief Executive Officer. The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Board from time to time. During the Term, the Executive shall be the highest ranking executive of the Company and no other officer will be appointed with authority over the Executive, and the Executive shall report directly to the Board. Subject to the foregoing, it is recognized that while the Executive is currently Chairman of the Board, the Board reserves the right to remove him as such and to appoint another member of the Board as non-executive Chairman, with the associated authorities, responsibilities and duties.

1.2.2. The Executive shall devote all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for:

(i) serving as a director or member of a committee of up to two (2) organizations or corporations that do not, in the good faith determination of the Board, compete with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest with the business of the Company;

(ii) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; provided, that any fees, royalties or honorariums received therefrom shall be promptly turned over to the Company;

(iii) engaging in professional organization and program activities;

(iv) managing his personal passive investments and affairs, and may operate the business of NRC Aviation LLC (providing its sole business relates to the utilization and management of one airplane); and

(v) participating in charitable or community affairs;

provided that such activities do not materially, individually or in the aggregate, interfere with the due performance of his duties and responsibilities under this Agreement or create a conflict of interest with the business of the Company, as determined in good faith by the Board.

1.2.3. During the Term, at each annual meeting of the Company’s stockholders, the Company shall nominate the Executive for election, and the Board shall recommend the election of the Executive, by the Company’s stockholders as a director.

1.3. Reimbursement of Expenses. During the Term, the Company shall pay the reasonable expenses incurred by the Executive in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel (subject to Section 4.5) or entertainment, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse him for such payments, provided that the Executive properly accounts for such expenses in accordance with the Company’s business expense reimbursement policy. To the extent any such reimbursements (and any other reimbursements of costs and expenses provided for herein) are includable in the Executive’s gross income for Federal income tax purposes, all such reimbursements shall be made no later than March 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

2. COMPENSATION

2.1. Base Salary. During the Term, the Executive shall be entitled to receive a base salary at a rate of one million dollars ($1,000,000.00) per annum, which base salary shall be payable in accordance with the payroll practices of the Company, with such increases (but no decreases) as may be determined by the Board from time to time (as increased from time to time, the “Base Salary”).

2.2. Sign-on Bonus. The Company shall pay the Executive a lump sum cash bonus in the amount of five hundred thousand dollars ($500,000.00) within five (5) business days after the Signing Date (the “Sign-On Bonus”). In the event that the Executive resigns from his employment hereunder without Good Reason (as defined below) or the Employee’s employment is terminated by the Company for Cause (as defined below) (x) on or prior to June 30, 2008, the Executive shall promptly pay to the Company an amount equal to one hundred percent (100%) of the Sign-On Bonus; or (y) on or following July, 1 2008, but prior to January 1, 2009, the Executive shall promptly pay to the Company an amount equal to one hundred percent (100%) of the Sign-On Bonus less a pro rata portion of the Sign-On Bonus determined by multiplying $500,000 by a fraction, the numerator of which is the number of days during 2008 that the Executive is employed by the Company and the denominator of which is 365.

2.3. Annual Bonuses. In addition to Base Salary, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) for each completed calendar year (subject to Section 5.4 hereof) of the Company during the Term in accordance with this Section 2.3. The Company shall promptly establish (subject to shareholder approval) an incentive bonus plan intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including as a performance goal thereunder the targets specified in this Section (the “162(m) Plan”). The 162(m) Plan shall be submitted for shareholder approval at the next meeting of the Company’s shareholders (and thereafter as required by Section 162(m) of the Code) and the awards under this Section (except as provided in the last sentence hereof) shall be conditioned upon such shareholder approval and any required future approval as required by Section 162(m) of the Code. The Annual Bonus shall be a percentage of the Base Salary determined based on the level of the Company’s consolidated earnings before interest, taxes, depreciation and amortization of fixed assets and intangible assets (“EBITDA”) achieved for such year against the target level of EBITDA (“Target EBITDA”) established for such year by the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, but with prior consultation with the Executive, as follows:

Annual Level of Target EBITDA Achieved	% of Base Salary

less than 80%	0%
80% (Threshold)	50%
90%	75%
100% (Target)	100%
105%	110%
110%	122.50%
115%	135%
120% or more (Maximum)	150%

There shall be no interpolation between each target level. Any Annual Bonus earned shall be payable in full in a lump sum cash payment in the calendar year following the calendar year for which it is earned. Such payment shall be made as soon as reasonably practicable following the audit by the Company’s independent public accountants of the Company’s financial statements for the calendar year for which it is earned, and the certification of the amount due by the Compensation Committee, and in accordance with the Company’s normal payroll practices for the payment of bonuses to senior executives. The Compensation Committee shall use reasonable business efforts to meet for the purposes of such certification within 30 days after completion of the audit for the applicable fiscal year. Except as otherwise expressly provided in Section 5, any Annual Bonus payable under this Section 2.3 shall be contingent on the Executive’s continued employment with the Company through the date such payment is made. In the event any necessary shareholder approvals under Code Section 162(m) for the Annual Bonus payable for any year is not timely received, the Executive shall not be entitled to any Annual Bonus for that year pursuant to the aforesaid formula, but the Compensation Committee may award him a discretionary bonus for such year. Notwithstanding the foregoing, if the Executive is employed upon expiration of the Term, he shall be entitled to the Annual Bonus for such last year even if he is not employed by the Company on the date the Annual Bonus is paid for such last year.

2.4. Sign-On Equity Award. Subject to the next sentence hereof, on February 19, 2008 (the “Determination Date”), the Executive shall receive a one-time grant of equity incentive awards (the “Sign-On Grant”) issued under the Company’s 2006 Equity Incentive Plan (the “Equity Plan”), as provided below. If, and to the extent that, on the Determination Date the number of shares of Common Stock (as defined below) available for award under the Equity Plan, less 75,000 shares, is not sufficient to make the full Sign-on Grant, a number of PSU’s (as defined below) to be granted pursuant to Section 2.4.2 below equal to the number shares of Common Stock that cannot be awarded as a result of such inadequate number of shares shall be reduced from the PSU’s portion of the Sign-on Grant in reverse order of eligibility to vest. An additional grant for such number of PSU’s that could not be issued as a result of the limitation in the prior sentence shall instead be made to the Executive promptly after, and subject to, approval by the shareholders of the Company of an additional number of shares of Common Stock available for awards under the Equity Plan (or a successor plan). The number of shares of Common Stock required for any such delayed grant shall be adjusted as the Compensation Committee shall deem appropriate to reflect any change that is made to the outstanding Common Stock by reason of any stock split, stock dividend, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock during the period from the Determination Date through the date such delayed grant is made. The PSU’s granted pursuant to any such delayed grant shall be subject to same terms and conditions as the PSU’s to be initially awarded as part of the Sign-On Award pursuant to Section 2.4.2 below. If, and to the extent, such delayed grant is necessary, the Company shall submit to its shareholders for approval at its next annual shareholder meeting an increase in the number of shares of Common Stock available for awards under the Equity Plan (or a successor plan) sufficient to at least cover the number of shares of Common Stock necessary to make such delayed grant.

2.4.1. RSU’s. The Executive shall receive a grant of restricted stock units of the Company (the “RSU’s”) equal to a number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) with a Fair Market Value (as defined below) on the Determination Date of Twenty-Four Million Dollars ($24,000,000). The RSU’s shall be subject to the terms and conditions of the Equity Plan and a Restricted Stock Unit Award Agreement between the Company and the Executive in the form attached hereto as Exhibit A, but which Restricted Stock Unit Award Agreement shall set forth the following terms and conditions (and shall not contain any terms or conditions that are inconsistent with this Agreement):

(i) Vesting. Vesting of the RSU’s shall be time based and shall vest in five (5) substantially equal annual installments subject to the Executive’s continuous employment with the Company through each such vesting date, with the first installment vesting on December 31, 2008 and each subsequent installment vesting each December 31 thereafter, with the final installment vesting on December 31, 2012 (each a “Time Vesting Date”). Notwithstanding the foregoing, in the event of a Change in Control (as defined below in Section 5.4.4), one hundred (100%) of the then remaining unvested RSU’s shall immediately become vested effective simultaneous with such Change in Control.

(ii) Distribution. Subject to Section 5.4 as to conditions and timing of distribution of Common Stock with respect to RSU’s vesting as a result of a termination of employment and Section 9.8.2 with regard to timing of equity distributed as a result of a Separation from Service (as defined below) as an employee of the Company, any vested portion of the RSU’s shall be distributed to the Executive in shares of Common Stock as follows:

(A) The RSU’s shall be distributed to the Executive fifteen (15) days after the applicable Time Vesting Date;

(B) Notwithstanding anything to the contrary contained herein, other than Sections 5.4.8 and 9.8.2, all vested RSU’s (including those vested pursuant to the last sentence of the clause (i) above) shall be distributed in shares of Common Stock to the Executive simultaneous with the Company’s incurring a Change in Control.

(iii) Termination. Notwithstanding the foregoing, in the event of a termination of the Executive’s employment with the Company prior to any Time Vesting Date, the unvested RSU’s at the time of such termination shall vest or be forfeited as set forth in Section 5.4 below, as applicable.

2.4.2. PSU’s. Subject to the first paragraph of this Section 2.4, the Executive shall receive a grant of performance stock units of the Company (the “PSU’s,” and together with the RSU’s, the “Equity Units”) equal to a number of shares of Common Stock with a Fair Market Value on the Determination Date of Sixteen Million Dollars ($16,000,000). The PSU’s shall be subject to the terms and conditions of the Equity Plan and a Performance Stock Unit Award Agreement between the Company and the Executive in the form attached hereto as Exhibit B, but which Performance Stock Unit Award Agreement shall set forth the following terms and conditions (and shall not contain any terms or conditions that are inconsistent with the terms of this Agreement):

(i) Vesting. Vesting of the PSU’s shall be performance based and shall vest based on the achievement of annual performance goals as described on Exhibit C attached hereto upon certification of achievement by the Compensation Committee as set forth on Exhibit C attached hereto. Notwithstanding anything to the contrary contained herein, in the event of a Change in Control, (x) the unvested PSU’s shall vest as follows: (a) with regard to the PSU’s that could vest in the calendar year of the Change in Control, based on the achievement of the performance goals for the year in which such Change in Control occurs (including as a result of achieved aggregate growth), calculated as of the date of such Change in Control (with the date on which the Change of Control occurs being deemed to be the end of a Performance Period for purposes of the calculations set forth on Exhibit C attached hereto, but with no adjustment of the level of the goals), and (b) with regard to the PSU’s that could otherwise only vest in calendar years after the Change in Control, based on the achievement of the performance goals for later Performance Periods that would be deemed to have been achieved as of the date of the Change of Control (with the date on which the Change of Control occurs being deemed to be the end of each such later Performance Period for purposes of the calculations set forth on Exhibit C attached hereto, but with no adjustment of the level of the goals), including, in the case of clauses (a) and (b), as a consequence of the price per share of the Common Stock (including as a result of a deemed liquidation following a Change in Control which is a sale of the Company’s assets) being paid by the acquirer in connection with the Change in Control and (y) any portion of the PSU’s that remains unvested on the date of such Change in Control after giving effect to the foregoing clause (x) shall be forfeited as of the date of such Change in Control.

(ii) Distribution. Subject to Section 5.4 as to conditions and timing of distribution of Common Stock with respect to PSU’s vesting as a result of a termination of employment and Section 9.8.2 with regard to timing of equity distributed as a result of a Separation from Service as an employee of the Company, any vested portion of the PSU’s shall be distributed to the Executive in shares of Common Stock in the year following the year of each applicable Performance Vesting Date (as defined in Exhibit C) following the Compensation Committee’s certification of the level of attainment of the annual performance goals. Notwithstanding anything to the contrary contained herein, except as to Sections 5.4.8 and 9.8.2, all vested PSU’s (including those vested pursuant to the last sentence of clause (i) above) shall be distributed to the Executive in shares of Common Stock simultaneous with the Company’s incurring a Change in Control.

(iii) Termination. Notwithstanding anything to the contrary contained herein, in the event of a termination of the Executive’s employment with the Company prior to any Performance Vesting Date, the unvested PSU’s at the time of such termination shall vest or be forfeited as set forth in Section 5.4 below, as applicable.

2.4.3. Dividends. With respect to the Equity Units, the Executive will have the right to receive dividend equivalents (in cash or in kind, as the case may be) in respect of any dividend distributed to holders of Common Stock of record on and after the Determination Date (or in the case of any PSU’s awarded pursuant to a delayed grant in accordance with the first paragraph of this Section 2.4, on and after the date such delayed grant is made); provided, that any such dividend equivalents shall be subject to the same restrictions as the Equity Units with regard to which they are issued, including without limitation, as to vesting and time of distribution.

2.4.4. Fair Market Value. For the purposes of this Section 2.4, “Fair Market Value” means the average of the last sale price reported for the Common Stock for each of the ten (10) trading days commencing on the third trading date following the Signing Date as reported on the NASDAQ National Market. The number of RSU’s and PSU’s to be issued shall be determined by dividing the required dollar value by the Fair Market Value.

2.4.5. Ownership Retention. The shares of Common Stock underlying the RSU’s and PSU’s shall only be saleable or otherwise transferable by the Executive prior to termination of his employment with the Company (i) as necessary to pay taxes on the distributed stock, (ii) to trusts or other entities established for the benefit of the Executive and/or his immediate family members, subject to such trusts or other entities agreeing in writing to retain such shares of Common Stock during the period of the Executive’s employment with the Company, subject to sub-section (iii), (iii) if at the time of such sale or other transfer, the value of the Common Stock owned by the Executive and by trusts or other entities established for the benefit of the Executive and/or his immediate family members (and not subject to forfeiture conditions and not including options) shall, and would immediately after any sale or other transfer, exceed five million dollars ($5,000,000) in value, or (iv) as otherwise approved by the Board in its sole discretion.

2.5. Additional Compensation. During the Term, in addition to the foregoing, the Executive shall be eligible to receive such other compensation as may from time to time be awarded him by the Board (or the Compensation Committee), in its sole discretion.

3. PLACE OF PERFORMANCE. In connection with his employment by the Company, the Executive shall be based at the Company’s principal executive offices, currently located in New York, New York.

4. EMPLOYEE BENEFITS AND PERQUISITES

4.1. Benefit Plans. During the Term, the Executive shall be eligible to participate on the terms and conditions, including eligibility, no less favorable than provided to other senior executives of the Company in all employee benefit plans, programs or arrangements (other than equity and incentive plans, unless determined by the Board (or the Compensation Committee), in its sole discretion), which shall be established or maintained by the Company generally for its employees, or generally made available to its senior executives. The parties acknowledge that because of the Sign-on Grant, it is currently contemplated that the Executive will not receive additional equity grants for a period of five (5) years following the Effective Date.

4.2. Vacation. The Executive shall be entitled to not less than five (5) weeks vacation at full pay for each year during the Term. Such vacation may be taken in the Executive’s discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

4.3. Life Insurance Coverage. Subject to Executive’s insurability at standard or better insurance rates and his cooperating with any required physical examinations, the Company shall use its reasonable business efforts to obtain and maintain in full force and effect during the Term, life insurance issued by an insurance company(s) with at least an “A” rating by A.M. Best Company covering the life of the Executive for the benefit of his designated beneficiary(s) in the amount of $5,000,000, which amount shall include the current $1,000,000 whole-life policy. In the event such amount is not available at standard or better insurance rates, then the Company shall use its reasonable business efforts to obtain and maintain such life insurance in the amount that is purchasable at the same cost as if such amount could have been purchased at standard insurance rates. The remainder of the coverage shall be a term policy.

4.4. Automobile. During the Term, the Company shall provide the Executive for his use, at the Company’s expense, an automobile commensurate with the Executive’s needs as the Company’s most senior executive officer and commensurate with the automobile provided by the Company to the Executive on the Signing Date. In addition, the Company shall supply the Executive with a Company paid and insured driver for business purposes only. The Company shall be responsible for the cost of insurance, maintenance, gas and other related operating expenses incurred for business purposes for such automobile during the Term, including the reasonable cost of parking near the Company’s executive office. The Executive hereby acknowledges that he will be subject to taxation for any personal use of the automobile in accordance with applicable law.

4.5. Air Travel. During the Term, the Executive shall be entitled to travel for business purposes by private aircraft chartered by the Company (including from NRC Aviation LLC or a successor thereto) in accordance with the Company’s policies (established by the Board, or an authorized committee thereof) as in effect from time to time.

5. TERMINATION OF EMPLOYMENT

5.1. General. The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

5.1.1. Death. The Executive’s employment under this Agreement shall terminate upon his death.

5.1.2. Disability. If the Executive suffers a Disability (as defined below), the Company may terminate the Executive’s employment under this Agreement upon thirty (30) days prior written notice; provided that the Executive has not returned to full time performance of his duties during such thirty (30) day period. For purposes hereof, “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by the Executive (or, in the event of the Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six (6) consecutive months from its commencement.

5.1.3. Good Reason. The Executive may terminate his employment under this Agreement for Good Reason at any time on or prior to the 120th day after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i) the failure by the Company to timely comply with its material obligations and agreements contained in this Agreement;

(ii) a material diminution of the authorities, duties or responsibilities of the Executive set forth in Section 1.2 above (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith);

(iii) the loss of any of the titles of the Executive with the Company set forth in Section 1.2 above (other than the loss of the title of President in connection with the appointment of another person as the President of the Company in accordance with Section 1.2 hereof);

(iv) a reduction by the Company in the Base Salary or in any of the percentages of Base Salary payable as an Annual Bonus as set forth in Section 2.3 hereof (or, for purposes of determining an Annual Bonus, an increase in any of the percentages of Annual Level of Target EBITDA that must be achieved to obtain the related percentage of Base Salary as set forth in Section 2.3 hereof);

(v) the re-location of the Executive to an office outside of New York, New York (Borough of Manhattan);

(vi) the failure by the Company to nominate or re-nominate the Executive to serve as a member of the Board (other than as a result of the Executive’s death or Disability, or because of a legal prohibition under applicable law or regulation);

(vii) the assignment to the Executive of duties or responsibilities which are materially inconsistent with any of his duties and responsibilities set forth in Section 1.2 hereof;

(viii) a change in the reporting structure so that the Executive reports to someone other than solely and directly to the Board; or

(ix) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor in connection with a sale or other disposition by the Company of all or substantially all of the Company’s assets or businesses within ten (10) days after such sale or other disposition;

provided, however, that, within ninety (90) days of any such events having occurred, the Executive shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure same. The parties hereby acknowledge that the Executive’s being removed from the position of Chairman, or another person being appointed as the Company’s Chairman, in accordance with Section 1.2 hereof, shall not be Good Reason; provided, however, the foregoing shall not authorize any person other than the Executive serving as Executive Chairman.

5.1.4. Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Executive to the Company at least (i) sixty (60) days prior to the effective date of such termination if the Executive has the title of President, or (ii) thirty (30) days prior to the effective date of such termination if the Executive does not have the title of President (which termination the Company may, in either case and its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as defined below)).

5.1.5. Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i) the willful and continued failure by the Executive to attempt in good faith to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded at least fifteen (15) days to cure same;

(ii) the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(iii) the Executive’s willfully engaging in misconduct in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is injurious to the Company, monetarily or otherwise; or

(iv) the Executive’s willfully engaging in misconduct other than in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations) that is materially injurious to the Company or, in the good faith determination of the Board, is potentially materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 5.1.5, no act, or failure to act, on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally). Prior to any termination for Cause, the Executive will be given five (5) business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event, and after such hearing, there is at least a majority vote of the full Board (other than the Executive) to terminate him for Cause. After providing the notice in foregoing sentence, the Board may suspend the Executive with full pay and benefits until a final determination pursuant to this Section has been made.

5.1.6. Without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to the Executive, other than for death or Disability.

5.2. Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

5.3. Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to subsection 5.1.2 above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if the Executive’s employment is terminated pursuant to subsections 5.1.3 or 5.1.5 above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Executive’s employment is terminated pursuant to subsection 5.1.4 above, the date specified in the Notice of Termination which shall be at least thirty (30) or sixty (60) days, as applicable, after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, and (e) if the Executive’s employment is terminated pursuant to subsections 5.1.6, the date on which a Notice of Termination is given.

5.4. Compensation Upon Termination.

5.4.1. Termination for Cause or without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 1.3 through the Date of Termination; (c) payment for any accrued but unused vacation time in accordance with Company policy; (d) shares of Common Stock in respect of any vested Equity Units with respect to which the Executive has not received distribution and any vested, accrued and unpaid dividend equivalents thereon; and (e) such vested accrued benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((a) though (e), the “Amounts and Benefits”), and the Company shall have no further obligation with respect to this Agreement other as provided in Sections 8 and 9 of this Agreement. In addition, any portion of the Equity Units that remain unvested on the Date of Termination shall be forfeited as of the Date of Termination.

5.4.2. Termination without Cause or For Good Reason. If, prior to the expiration of the Term, the Executive resigns from his employment hereunder for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), and Section 5.4.3 does not apply, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 5.4.8:

(i) subject to Section 9.8.2, an amount equal to:

(A) in the event such resignation or termination occurs on or prior to December 31, 2010, the sum of (x) two (2) times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), plus (y) an amount equal to two (2) times the average of the Annual Bonus the Executive received from the Company for the two (2) completed fiscal years prior to such termination; or

(B) in the event such resignation or termination occurs on or following January 1, 2011, two (2) times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason);

in either case with one half of the amount due paid in equal installments on the Company’s normal payroll dates for a period of one (1) year from the Date of Termination in accordance with the usual payroll practices of the Company, but off the employee payroll, and the other one half of the amount due being paid in a lump sum on the first anniversary of the Date of Termination, with each such payment deemed to be a separate payment for the purposes of Code Section 409A (as defined below);

(ii) any Annual Bonus earned but unpaid for a prior fiscal year, paid in accordance with Section 2.3 (including payment timing) (the “Prior Year Bonus”);

(iii) in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), paid in accordance with Section 2.3 (including payment timing, “Pro Rata Bonus”); and

(iv) subject to the Executive’s (a) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health insurance plans in which the Employee participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), and (b) continued payment of premiums for such plans at the active employee rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall provide COBRA Continuation Coverage for the Executive and his eligible dependents until the earliest of (x) the Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA, (y) eighteen (18) months following the Date of Termination, and (z) the Executive becoming eligible for coverage under the health insurance plan of a subsequent employer (the benefits provided under this sub-section (iii), the “Medical Continuation Benefits”).

In addition, subject to Section 5.4.8, (A) seventy-five percent (75%) of the then remaining unvested RSU’s shall immediately become vested on the Date of Termination and shall be distributed to the Executive in shares of Common Stock as provided in, and subject to, Sections 5.4.8 and 9.8.2, and (B) the portion of the PSU’s subject to vesting in the calendar year in which the Date of Termination occurs (including, as a result of achieved aggregate growth) shall immediately become vested on the certification of the Compensation Committee promptly after the Date of Termination based on the achievement of the performance goals for such year calculated through the Date of Termination (with the Date of Termination being deemed to be the end of a Performance Period for purposes of the calculations set forth on Exhibit C attached hereto, but with no adjustment of the level of the goals), and shall be distributed in shares of Common Stock to the Executive as provided in, and subject to, Sections 5.4.8 and 9.8.2. After giving effect to the foregoing, any portion of the Equity Units that remain unvested on the certification following the Date of Termination shall be forfeited as of the Date of Termination.

5.4.3. Termination Following Change in Control. Anything contained herein to the contrary notwithstanding, but without limiting Section 2.4 hereof with respect to the vesting of Equity Units and the delivery of Common Stock underlying such vested Equity Units (and any unpaid dividend equivalents) in connection with the occurrence of a Change in Control, in the event the Executive resigns from his employment hereunder for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability) within twelve (12) months following a Change in Control (as defined below), the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 5.4.8:

(i) subject to Section 9.8.2, an amount equal to:

(A) in the event such resignation or termination occurs on or prior to December 31, 2010, the sum of (x) three (3) times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), plus (y) an amount equal to three (3) times the average of the Annual Bonus the Executive received from the Company for the three (3) completed fiscal years prior to such termination; or

(B) in the event such resignation or termination occurs on or following January 1, 2011, three (3) times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason);

in either case payable in a cash lump sum on the sixtieth (60th) day following the Date of Termination;

(ii) the Prior Year Bonus;

(iii) in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a Pro Rata Bonus; and

(iv) the Medical Continuation Benefits.

5.4.4. For purposes of this Agreement, a “Change in Control” shall be deemed to occur upon any of the following events, provided that such an event is a Change in Control Event within the meaning of Code Section 409A: (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (b) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (c) a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto (and held by persons that are not affiliates of the acquirer) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in clause (a) of this Section 5.4.4(iii)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or (d) the consummation of a sale or other disposition by the Company of all or substantially all of the Company’s assets, including a liquidation, other than the sale or other disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company immediately prior to the time of the sale or other disposition.

5.4.5. Termination upon Death. In the event of the Executive’s death, the Company shall pay or provide to the Executive’s estate: (i) the Amounts and Benefits, (ii) the Prior Year Bonus, and (iii) a Pro Rata Bonus. In addition, (A) one hundred percent (100%) of the then remaining unvested RSU’s shall immediately become vested on the Date of Termination and shall be distributed to the Executive’s estate in shares of Common Stock within sixty (60) days of the Date of Termination and (B) the portion of the PSU’s subject to vesting in the calendar year the Date of Termination occurs (including, as a result of achieved aggregate growth) shall immediately become vested on the certification of the Compensation Committee promptly after the Date of Termination based on the achievement of the performance goals for such year, calculated through the Date of Termination (with the Date of Termination being deemed to be the end of a Performance Period for purposes of the calculations set forth on Exhibit C attached hereto, but with no adjustment of the level of goals), and shall be distributed to the Executive’s estate in shares of Common Stock sixty (60) days after the Date of Termination. After giving effect to the foregoing, any portion of the PSU’s that remain unvested on the certification following the Date of Termination shall be forfeited as of the Date of Termination.

5.4.6. Termination upon Disability. In the event the Company terminates the Executive’s employment hereunder for reason of Disability, the Company shall pay or provide to the Executive: (i) the Amounts and Benefits, (ii) the Prior Year Bonus, (iii) a Pro Rata Bonus and (iv) the Medical Benefits. In addition, subject to Section 5.4.8, (A) fifty percent (50%) of the then remaining unvested RSU’s shall immediately become vested on the Date of Termination and shall be distributed to the Executive in shares of Common Stock as provided in, and subject to, Sections 5.4.8 and 9.8.2 and (B) the portion of the PSU’s subject to vesting in the calendar year the Date of Termination occurs (including, as a result of achieved aggregate growth) shall immediately become vested on the certification of the Compensation Committee promptly after the Date of Termination based on the achievement of the performance goals for such year, calculated through the Date of Termination (with the Date of Termination being deemed to be the end of a Performance Period for purposes of the calculations set forth on Exhibit C attached hereto, but with no adjustment of the level of goals), and shall be distributed in shares of Common Stock to the Executive as provided in, and subject to, Sections 5.4.8 and 9.8.2. After giving effect to the foregoing, any portion of the Equity Units that remain unvested on the certification following the Date of Termination shall be forfeited as of the Date of Termination.

5.4.7. No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5.4 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Date of Termination. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

5.4.8. Release. Notwithstanding any provision to the contrary in this Agreement, the Company’s obligation to pay or provide the Executive with the payments and benefits under Sections 5.4.2 and 5.4.3 (other than the Amounts and Benefits), and any distributions with respect to the Equity Units under Sections 5.4.2, 5.4.3 and 5.4.6, shall be conditioned on the Executive’s executing and not revoking a waiver and general release in the form set forth as Exhibit D attached to this Agreement (with such changes therein, if any, as are legally necessary at the time of execution to make it enforceable) (the “Release”). The Company shall provide the Release to the Executive within seven (7) days following the applicable Date of Termination. In order to receive the payments and benefits under Sections 5.4.2 and 5.4.3 (other than the Amounts and Benefits) and the distributions with respect to the Equity Units under Sections 5.4.2, 5.4.3 and 5.4.6, the Executive will be required to sign the Release within twenty-one (21) or forty-five (45) days after the date it is provided to him, whichever is applicable under applicable law, and not revoke it within the seven (7) day period following the date on which it is signed by him. Notwithstanding anything to the further contrary contained herein, (i) all payments delayed pursuant to this Section, except to the extent delayed pursuant to Section 9.8.2, shall be paid to the Executive in a lump sum on the first Company payroll date on or following the sixtieth (60th) day after the Date of Termination, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (ii) all distributions with respect to the Equity Units delayed pursuant to this Section, except to the extent delayed pursuant to Section 9.8.2, shall be distributed to the Executive on the sixtieth (60th) day after the Date of Termination.

6. INSURABILITY; RIGHT TO INSURE

The Company shall have the right to maintain key man life insurance in its own name covering the Executive’s life in an amount of up to fifty million dollars ($50,000,000.00). The Executive shall fully cooperate in the procuring of such insurance, including, without limitation, by submitting to the required medical examinations, if any, and by filling out, executing and delivering such applications and other instrument in writing as may be reasonably required by an insurance company or companies to which application or applications for insurance may be made by or for the Company.

7. CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT; COOPERATION

7.1. The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of Confidential Information relating to the business practices of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company Group, or any of their respective activities, or of the clients, customers or business practices of the Company Group, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section 7.1, or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive shall not, during the Term nor at any time thereafter, except as may be required in the course of the performance of his duties hereunder (including without limitation, pursuant to Section 7.6 below) and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information regarding the Company Group nor of the clients, customers or business practices of the Company Group acquired by the Executive during, or as a result of, his employment with the Company, without the prior written consent of the Company. Without limiting the foregoing, the Executive understands that Executive shall be prohibited from misappropriating any trade secret of the Company Group or of the clients or customers of the Company Group acquired by the Executive during, or as a result of, his employment with the Company, at any time during or after the Term.

7.2. Upon the termination of the Executive’s employment for any reason whatsoever all Company Group property that is in the possession of the Executive shall be promptly returned to the Company, including, without limitation, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials that contain Confidential Information which are in the possession of the Executive, including all copies thereof. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

7.3. The Executive hereby agrees that he shall not, during the Term and for a period of one (1) year thereafter, in any location in which the Company Group or a licensee thereof operates or sells its products, directly or indirectly, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) (collectively, “Engage”) competitive with the business activities conducted by the Company Group, or the business activities that the Company Group has plans to conduct, on the Date of Termination. Notwithstanding the foregoing, nothing herein shall prevent the Executive from (i) owning securities in a publicly traded entity whose activities compete with those of the Company Group (or any member thereof), provided that such securities holdings are not greater than five percent (5%) of such entity; (ii) Engaging in the business of the ownership and licensing (as licensor) of trademarks and brands if the products or services carrying such trademarks and brands do not compete with the products or services carrying the trademarks and brands owned and licensed (as licensor) by the Company, or that the Company is actively planning to own or license (as licensor), on the Date of Termination; or (iii) Engaging in an operating company(s) (including ownership of securities of such operating company(s)’ holding company) that does not compete with the business activities conducted by the Company Group (or any member thereof), or that the Company Group (or any member thereof) has active plans to conduct, on the Date of Termination.

7.4. The Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) during the Term (except in the good faith performance of his duties) and for a period of two (2) years thereafter, solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, (ii) during the Term (except in the good faith performance of his duties) and for a period of one (1) year thereafter, solicit, aid or induce any customer of the Company Group to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer or (iii) during the Term (except in the good faith performance of his duties) and for a period of one (1) year thereafter, interfere in any manner with the relationship of the Company Group and any of their vendors. An employee, representative or agent shall be deemed covered by this Section while so employed or retained by the Company and for six (6) months thereafter. Anything to the contrary notwithstanding, the Company agrees that the following shall not be deemed a violation of this Section 7.4: (a) the Executive’s solicitation of the Company Group’s customers and/or vendors in connection with, and directly related to, his Engaging in a business that complies with Sections 7.3(ii) or (iii); (b) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Company Group from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee; or (c) if an entity with which the Executive is associated hires or engages any employee of the Company Group, if the Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee. For purposes hereof, the Executive shall only be deemed to have been involved “indirectly” in soliciting, hiring or identifying an employee if the Executive (x) directs a third party to solicit or hire the Employee, (y) identifies an employee to a third party as a potential recruit or (z) aids, assists or participates with a third party in soliciting or hiring an employee.

7.5. At no time during or within five (5) years after the Term shall the Executive, directly or indirectly, disparage the Company Group or any of the Company Group’s past or present employees, directors, products or services. The Company shall advise its senior officers and the members of the Board (while serving in such capacities) not to disparage the Executive during the Term or within the five (5) year period after the Term, except in the good faith performance of their duties or fiduciary obligations. Notwithstanding the foregoing, nothing in this Section 7.5 shall prevent any person from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him or her; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (iv) made as good faith competitive statements in the ordinary course of business.

7.6. Upon the receipt of reasonable notice from the Company (including the Company’s outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters of which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of any claims that may be made against the Company Group (or any member thereof), and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to matters related to the Executive’s period of employment with the Company (or any predecessors). Any request for such cooperation shall take into account the Executive’s other personal and business commitments. The Executive also agrees to promptly inform the Company (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company Group (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and shall not do so unless legally required. If the Executive is required to provide any services pursuant to this Section 7.6 following the Term, upon presentation of appropriate documentation, the Company shall promptly reimburse the Executive for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy for its senior officers, and for legal fees to the extent the Board in good faith reasonably believes that separate representation is warranted. The Executive’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 7.6, shall in no way affect the Executive’s rights, if any, to be indemnified and/or advanced expenses in accordance with the Company’s (or any of its subsidiaries’) corporate or other organizational documents, any applicable insurance policy, and/or in accordance with this Agreement.

7.7. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7. If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section as will render such restrictions valid and enforceable.

7.8. In the event of any violation of the provisions of this Section 7, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 7 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

8. INDEMNIFICATION/ DIRECTORS AND OFFICERS LIABILITY INSURANCE

During the Term and thereafter, the Company shall indemnify and hold harmless the Executive and his heirs and representatives as, and to the extent, provided in the Company’s by-laws. During the Term and thereafter, the Company shall also cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

9. MISCELLANEOUS

9.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows (or to such other address as either party may have furnished to the other in writing by like notice):

To the Company:	Iconix Brand Group, Inc. 1450 Broadway 4th Floor New York, NY 10018 Attn: Andrew R. Tarshis Senior Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Attn: Robert J. Mittman, Esq.

To the Executive, at the last address for the Executive on the books of the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth (5th) day after the day on which such notice is mailed.

9.2. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.3. Binding Effect; Benefits. Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

9.4. Entire Agreement. This Agreement, including the Exhibits hereto, represent the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive, including, without limitation, the Prior Agreement and the agreement by and between the Company (f/k/a Candie’s Inc.) and the Executive entered into March 29, 2005, each of which shall be deemed to have terminated on December 31, 2007. This Agreement (including any of the Exhibits hereto) may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any plan, program, arrangement, employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

9.5. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by applicable law.

9.6. Governing Law. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of New York.

9.7. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 7.7 hereof, but excluding any dispute or controversy arising out of the administration of Section 2.4.2 hereof and the related provisions of Exhibit C hereto, which shall be resolved as set forth in Exhibit C hereto, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome (a) each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties. EACH PARTY WAIVES RIGHT TO TRIAL BY JURY.

9.8. Section 409A of the Code.

9.8.1. It is intended that the provisions of this Agreement comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

9.8.2. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section 9.8.2, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 9.8.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 9.8.2 shall be made to the Executive. In addition to the foregoing, to the extent required by Section 409A(a)(2)(B) of the Code, prior to the occurrence of a Disability termination as provided in Section 5.1.2 hereof, the payment of any compensation to the Executive under this Agreement shall be suspended for a period of six months commencing at such time that the Executive shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to the Executive in a lump sum. On any delayed payment date under this Section 9.8.2, there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as defined below) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term Applicable Federal Rate as of the business day immediately preceding the payment date for the applicable delayed payment.

9.8.3. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

9.9. The Company shall promptly pay upon presentation of appropriate documentation the reasonable legal fees incurred by the Executive in connection with the negotiation and documentation of this Agreement in an amount not to exceed seventy-five thousand dollars ($75,000).

9.10. Survivorship. Except as otherwise expressly set forth in this Agreement, upon the expiration of the Term, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

9.11. Counterparts. This Agreement may be executed in counterparts (including by fax or pdf) which, when taken together, shall constitute one and the same agreement of the parties.

9.12. Company Representations. The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement (and the agreements referred to herein) by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the Executive and the Company, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

[End of Text - Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the Signing Date.

THE COMPANY:

ICONIX BRAND GROUP, INC

By:	/s/ Mark Friedman
Name: Mark Friedman Title: Chairman of the Compensation Committee

EXECUTIVE

/s/ Neil Cole
Neil R. Cole

EXHIBIT A

Form of Restricted Stock Unit Award Agreement

ICONIX BRAND GROUP, INC.

RESTRICTED STOCK UNIT AGREEMENT

To: Neil R. Cole

Date of Award: _______________________

You are hereby awarded (the “Award”), effective as of the date hereof, ________ restricted stock units (“Unit or RSUs”, as the case may be) each of which shall represent the right to receive one share (the “Share”) of common stock $.001 par value (“Common Stock”), of Iconix Brand Group, Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), subject to certain vesting restrictions specified below (the “Vesting”).

This Award is made pursuant to Section 2.4.1 of the Employment Agreement (“Employment Agreement”) entered into between you and the Company effective January 1, 2008. Pursuant to Sections 3 and 6(a)(8) of the Plan, for purposes of this Award, the term “Cause” shall be as defined in the Employment Agreement. Defined terms that are not otherwise defined in the Plan or this Award, are as defined in the Employment Agreement. This Award is intended to comply with the terms of the Employment Agreement and the terms of the Plan, and in the event of any inconsistency between the terms of the Employment Agreement and the terms of the Plan, the terms of the Plan shall control.

During the period commencing on the Award date and terminating on the fifth anniversary of the Effective Date, except as otherwise provided herein, the Units may not be sold, assigned, transferred, pledged, or otherwise encumbered and are subject to forfeiture as provided herein.

Vesting

The RSUs shall vest in five equal annual installments with the first such installment vesting on December 31, 2008, and each of the four subsequent installments vesting each December 31 thereafter, with a final vesting date of December 31, 2012 (each a “Time Vesting Date”) subject to your continuous employment with the Company through each Time Vesting Date.

Notwithstanding the foregoing, any then remaining unvested RSUs shall immediately become vested effective simultaneous with a Change in Control (as defined, for the purposes of this Award, in Section 5.4.4 of the Employment Agreement).

Notwithstanding the foregoing, in the event of a termination of your employment with the Company prior to any Time Vesting Date, your then unvested RSUs as of a Date of Termination shall vest or be forfeited as follows:

1.	If Termination upon Death, 100% of the then remaining unvested RSUs shall immediately become vested.

2.	If Termination upon Disability, subject to Section 5.4.8 of the Employment Agreement, 50% of the then remaining unvested RSUs shall immediately become vested and the balance shall be forfeited.

3.	If Termination is without Cause or for Good Reason, subject to Section 5.4.8 of the Employment Agreement, 75% of the then remaining unvested RSUs shall vest and the balance shall be forfeited.

4.	If Termination is for Cause or without Good Reason, 100% of the then remaining unvested RSUs shall be forfeited.

Payment

Except as set forth below, any vested portion of the RSUs shall be distributed to you, or your successors and assigns, as the case may be, in shares of Common Stock within 15 days after the applicable Time Vesting Date. Notwithstanding the foregoing, (i) all vested RSUs shall be distributed to you in shares of Common Stock simultaneous with the Company incurring a Change in Control; (ii) any RSUs that vest by reason of your Death, shall be distributed in shares of Common Stock to your estate 60 days after the Date of Termination; and (iii) to the extent that RSUs become vested by reason of termination of your employment upon Disability or without Cause or for Good Reason, such RSUs shall be payable in shares of Common Stock as provided in, and subject to, Sections 5.4.8 and 9.8.2 of the Employment Agreement.

Dividends
With respect to the RSUs, you will have the right to receive dividend equivalents (in cash or in kind, as the case may be) in respect of any dividend distributed to holders of Common Stock of record on and after the Date of Award; provided, that any such dividend equivalents shall be subject to the same restrictions as the RSUs with regard to which they are issued, including without limitation, as to vesting (including accelerated vesting) and time of distribution. All such withheld dividends shall not earn interest, except as otherwise determined by the Administrator. You will not receive withheld dividends on any RSUs which are forfeited and all such dividends shall be forfeited along with the RSUs which are forfeited.

Tax Withholding
The Company shall have the right to withhold from your compensation an amount sufficient to fulfill its or its Affiliate’s obligations for any applicable withholding and employment taxes. Alternatively, the Company may require you to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the Shares, or, in lieu thereof, to retain or sell without notice a sufficient number of Shares to cover the amount required to be withheld. The Company may withhold from any cash dividends paid with respect to RSUs an amount sufficient to cover taxes owed, if any, as a result of the dividend payment. The Company’s method of satisfying its withholding obligations shall be solely in the discretion of the Administrator, subject to applicable federal, state, local and foreign laws. The Company shall have a lien and security interest in the Shares and any accumulated dividends to secure your obligations hereunder.

Tax Representations
You hereby represent and warrant to the Company as follows:

(a) You have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of the Company or any of its Employees or agents.

(b) You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

Securities Law Representations
The following two paragraphs shall be applicable if, on the date of issuance of the Shares, no registration statement and current prospectus under the Securities Act of 1933, as amended (the “1933 Act”), covers the issuance by the Company to you of Shares, and shall continue to be applicable for so long as such registration has not occurred and such current prospectus is not available:

(a) You hereby agree, warrant and represent that you will acquire the Shares to be issued hereunder for your own account for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of any of such shares, except as hereafter permitted. You further agree that you will not at any time make any offer, sale, transfer, pledge or other disposition of such Shares to be issued hereunder without an effective registration statement under the 1933 Act, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. You agree to execute such instruments, representations, acknowledgments and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or foreign law, rule or regulation, or any securities exchange rule or listing agreement.

(b) The certificates for Shares to be issued to you hereunder shall bear the following legend:
“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws. The shares have been acquired for investment and may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company that the proposed transaction will be exempt from such registration.”

Stock Dividend, Stock Split and Similar Capital Changes
In the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Administrator deems in its sole discretion to be similar circumstances, the number and kind of Units and shares subject to this Agreement shall be appropriately adjusted in a manner to be determined in the sole discretion of the Administrator, whose decision shall be final, binding and conclusive in the absence of clear and convincing evidence of bad faith. Any Units or shares of Common Stock or other securities received, as a result of the foregoing, by you with respect to the RSUs shall be subject to the same restrictions as the RSUs, the certificate or other instruments evidencing such shares of Common Stock or other securities shall be legended as provided above with respect to the RSUs, and any cash dividends received with respect to such Units shall be subject to the same restrictions as dividend equivalents with respect to the RSUs.

Non-Transferability	Unvested RSUs are not transferable.

No Effect on Employment
Nothing herein guarantees you employment for any specified period of time. This means that, except as provided in the Employment Agreement, either you or the Company or any of its Affiliates may terminate your employment at any time for any reason, with or without cause, or for no reason. You recognize that, for instance, you may terminate your employment or the Company or any of its Affiliates may terminate your employment prior to the date on which your Units become vested.

No Effect on Corporate Authority
You understand and agree that the existence of this Agreement will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preferences ahead of or convertible into, or otherwise affecting the common shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Arbitration
Any dispute or disagreement between you and the Company with respect to any portion of this Agreement or its validity, construction, meaning, performance or your rights hereunder shall be settled by arbitration in accordance with Section 9.7 of the Employment Agreement. However, prior to submission to arbitration you will attempt to resolve any disputes or disagreements with the Company over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, subject to the foregoing, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices
Any notice you give to the Company must be in writing and either hand-delivered or mailed to the executive office of the Company. If mailed, it should be addressed to the [                                ] of the Company. Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company. You and the Company may change the address for notice by like notice to the other. Notice will be deemed to have been duly delivered when hand-delivered or, if mailed, on the day such notice is postmarked.

Agreement Subject to Plan; Entire Agreement
This Agreement shall be subject to the terms of the Plan in effect on the date hereof, subject to “Conflicting Terms” below, which terms are hereby incorporated herein by reference and made a part hereof. This Agreement constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, supplement or waiver of this Agreement, in whole or in part, shall be binding upon the Company unless in writing and signed by the President of the Company

Conflicting Terms	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan in effect on the date hereof, the terms of the Plan will control.

Please sign the Acknowledgement attached to this Restricted Stock Unit Agreement and return it to the Company’s Secretary, thereby indicating your understanding of and agreement with its terms and conditions.

ICONIX BRAND GROUP, INC.

By: _______________________________

ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of the Plan. I hereby represent that I have read and understood the terms and conditions of the Plan and of the Restricted Stock Unit Agreement. I hereby signify my understanding of, and my agreement with, the terms and conditions of the Plan and of the Restricted Stock Unit Agreement. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to this Restricted Stock Unit Agreement. I accept this Restricted Stock Unit Agreement in full satisfaction of any previous written or oral promise made to me by the Company or any of its Affiliates with respect to option or stock grants.

Date: _________________

Neil R. Cole

EXHIBIT B

Form of Performance Stock Unit Award Agreement

ICONIX BRAND GROUP, INC.

RESTRICTED STOCK PERFORMANCE UNIT AGREEMENT

To: Neil R. Cole

Date of Award: _______________________

You are hereby awarded (the “Award”), effective as of the date hereof, ________ restricted stock performance units (“Unit or PSUs”, as the case may be) each of which shall represent the right to receive one share (the “Share”) of common stock $.001 par value (“Common Stock”), of Iconix Brand Group, Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), subject to certain vesting restrictions specified below (the “Vesting”).

This Award is made pursuant to Section 2.4.2 of the Employment Agreement (“Employment Agreement”) entered into between you and the Company effective January 1, 2008. Pursuant to Sections 3 and 6(a)(8) of the Plan, for purposes of this Award, the term “Cause” shall be as defined in the Employment Agreement. Defined terms that are not otherwise defined in the Plan or this Award, are as defined in the Employment Agreement. This Award is intended to comply with the terms of the Employment Agreement and the terms of the Plan, and in the event of any inconsistency between the terms of the Employment Agreement and the terms of the Plan, the terms of the Plan shall control.

During the period commencing on the Award date and terminating on the fifth anniversary of the Effective Date, except as otherwise provided herein, the Units may not be sold, assigned, transferred, pledged, or otherwise encumbered and are subject to forfeiture as provided herein.

Vesting

The PSUs shall be performance based and shall vest based on the achievement of annual performance goals as described on Exhibit C to your Employment Agreement, which is incorporated herein by reference (“Exhibit C”), and upon certification of achievement by the Compensation Committee as set for on Exhibit C.

Notwithstanding anything to the contrary contained herein or in the Employment Agreement, in the event of a Change in Control (as defined, for the purposes of this Award, in Section 5.4.4 of the Employment Agreement), (x) the unvested PSUs shall vest as follows: (a) with regard to the PSUs that could vest in the calendar year of the Change of Control, based on the achievement of the performance goals for the year in which such Change in Control occurs (including as a result of achieved aggregate growth), calculated as of the date of such Change in Control (with the date on which the Change of Control occurs being deemed to be the end of a Performance Period for purposes of the calculations set forth on Exhibit C, but with no adjustment of the level of the goals), and (b) with regard to the PSUs that could otherwise only vest in calendar years after the Change in Control, based on the achievement of the performance goals for later Performance Periods that would be deemed to have been achieved as of the date of the Change of Control (with the date on which the Change of Control occurs being deemed to be the end of each such later Performance Period for purposes of the calculations set forth on Exhibit C, but with no adjustment of the level of the goals), including, in the case of clauses (a) and (b), as a consequence of the price per share of the Common Stock (including as a result of a deemed liquidation following a Change in Control which is a sale of the Company’s assets) being paid by the acquirer in connection with the Change in Control and (y) any portion of the PSUs that remains unvested on the date of such Change in Control after giving effect to the foregoing clause (x) shall be forfeited as of the date of such Change in Control.

Notwithstanding the foregoing, in the event of a termination of your employment with the Company prior to any Performance Vesting Date, your then unvested PSUs as of a Date of Termination shall vest or be forfeited as follows:

1.
If Termination upon Death, the portion of the PSUs subject to vesting in the calendar year the Date of Termination occurs (including, as a result of achieved aggregate growth) shall immediately become vested on the certification of the Compensation Committee promptly after the Date of Termination based on the achievement of the performance goals for such year, calculated through the Date of Termination (with the Date of Termination being deemed to be the end of a Performance Period for purposes of the calculations set forth on Exhibit C, but with no adjustment of the level of goals), and shall be distributed to your estate in shares of Common Stock sixty (60) days after the Date of Termination. After giving effect to the foregoing, any portion of the PSUs that remain unvested on the certification following the Date of Termination shall be forfeited as of the Date of Termination.

2.
If Termination upon Disability, subject to Section 5.4.8 of the Employment Agreement, the portion of the PSUs subject to vesting in the calendar year the Date of Termination occurs (including, as a result of achieved aggregate growth) shall immediately become vested on the certification of the Compensation Committee promptly after the Date of Termination based on the achievement of the performance goals for such year, calculated through the Date of Termination (with the Date of Termination being deemed to be the end of a Performance Period for purposes of the calculations set forth on Exhibit C, but with no adjustment of the level of goals), and shall be distributed in shares of Common Stock to you as provided in, and subject to, Sections 5.4.8 and 9.8.2. of the Employment Agreement. After giving effect to the foregoing, any portion of the PSUs that remain unvested on the certification following the Date of Termination shall be forfeited as of the Date of Termination.

3.
If Termination is without Cause or for Good Reason, subject to Section 5.4.8 of the Employment Agreement, the portion of the PSUs subject to vesting in the calendar year the Date of Termination occurs (including, as a result of achieved aggregate growth) shall immediately become vested on the certification of the Compensation Committee promptly after the Date of Termination based on the achievement of the performance goals for such year calculated through the Date of Termination (with the Date of Termination being deemed to be the end of a Performance Period for purposes of the calculations set forth on Exhibit C, but with no adjustment of the level of the goals), and shall be distributed in shares of Common Stock to you as provided in, and subject to, Sections 5.4.8 and 9.8.2. of the Employment Agreement. After giving effect to the foregoing, any portion of the PSUs that remain unvested on the certification following the Date of Termination shall be forfeited as of the Date of Termination..

4.	If Termination is for Cause or without Good Reason, 100% of the then unvested PSUs shall be forfeited.

Payment

Other than as provided in the immediately preceding clauses 1, 2 and 3 as to conditions and timing of distribution of Common Stock with respect to PSUs vesting as a result of a termination of your employment and Section 9.8.2 of the Employment Agreement with regard to equity distributed as a result of your incurring a Separation from Service as an employee of the Company, any vested portion of the PSUs shall be distributed to you in shares of Common Stock in the year following the year of each applicable Performance Vesting Date following the Compensation Committee’s certification of the level of attainment of the annual performance goals. Notwithstanding anything to the contrary contained herein or in the Employment Agreement, except as to Sections 5.4.8 and 9.8.2 of the Employment Agreement, all vested PSUs (including those vested in connection with a Change in Control) shall be distributed to you in shares of Common Stock simultaneous with the Company’s incurring a Change in Control.

Dividends
With respect to the PSUs, you will have the right to receive dividend equivalents (in cash or in kind, as the case may be) in respect of any dividend distributed to holders of Common Stock of record on and after the Date of Award; provided, that any such dividend equivalents shall be subject to the same restrictions as the PSUs with regard to which they are issued, including without limitation, as to vesting (including accelerated vesting) and time of distribution. All such withheld dividends shall not earn interest, except as otherwise determined by the Administrator. You will not receive withheld dividends on any PSUs which are forfeited and all such dividends shall be forfeited along with the PSUs which are forfeited.

Tax Withholding
The Company shall have the right to withhold from your compensation an amount sufficient to fulfill its or its Affiliate’s obligations for any applicable withholding and employment taxes. Alternatively, the Company may require you to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the Shares, or, in lieu thereof, to retain or sell without notice a sufficient number of Shares to cover the amount required to be withheld. The Company may withhold from any cash dividends paid with respect to PSUs an amount sufficient to cover taxes owed, if any, as a result of the dividend payment. The Company’s method of satisfying its withholding obligations shall be solely in the discretion of the Administrator, subject to applicable federal, state, local and foreign laws. The Company shall have a lien and security interest in the Shares and any accumulated dividends to secure your obligations hereunder.

Tax Representations	You hereby represent and warrant to the Company as follows:

(a)      You have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of the Company or any of its Employees or agents.

(b) You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
Securities Law Representations
The following two paragraphs shall be applicable if, on the date of issuance of the Shares, no registration statement and current prospectus under the Securities Act of 1933, as amended (the “1933 Act”), covers the issuance by the Company to you of Shares, and shall continue to be applicable for so long as such registration has not occurred and such current prospectus is not available:

(a)      You hereby agree, warrant and represent that you will acquire the Shares to be issued hereunder for your own account for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of any of such shares, except as hereafter permitted. You further agree that you will not at any time make any offer, sale, transfer, pledge or other disposition of such Shares to be issued hereunder without an effective registration statement under the 1933 Act, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. You agree to execute such instruments, representations, acknowledgments and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or foreign law, rule or regulation, or any securities exchange rule or listing agreement.

(b) The certificates for Shares to be issued to you hereunder shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws. The shares have been acquired for investment and may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company that the proposed transaction will be exempt from such registration.”

Stock Dividend, Stock Split and Similar Capital Changes
In the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Administrator deems in its sole discretion to be similar circumstances, the number and kind of Units and shares subject to this Agreement shall be appropriately adjusted in a manner to be determined in the sole discretion of the Administrator, whose decision shall be final, binding and conclusive in the absence of clear and convincing evidence of bad faith. Any Units or shares of Common Stock or other securities received, as a result of the foregoing, by you with respect to the PSUs shall be subject to the same restrictions as the PSUs, the certificate or other instruments evidencing such shares of Common Stock or other securities shall be legended as provided above with respect to the PSUs, and any cash dividends received with respect to such Units shall be subject to the same restrictions as dividend equivalents with respect to the PSUs.

Non-Transferability	Unvested PSUs are not transferable.
No Effect on Employment
Nothing herein guarantees you employment for any specified period of time. This means that, except as provided in the Employment Agreement, either you or the Company or any of its Affiliates may terminate your employment at any time for any reason, with or without cause, or for no reason. You recognize that, for instance, you may terminate your employment or the Company or any of its Affiliates may terminate your employment prior to the date on which your Units become vested.

No Effect on Corporate Authority
You understand and agree that the existence of this Agreement will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preferences ahead of or convertible into, or otherwise affecting the common shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Arbitration
Any dispute or disagreement between you and the Company with respect to any portion of this Agreement or its validity, construction, meaning, performance or your rights hereunder shall be settled by arbitration in accordance with Section 9.7 of the Employment Agreement and to the extent provided therein Section 2.4.2 of the Employment Agreement and Exhibit C. However, prior to submission to arbitration you will attempt to resolve any disputes or disagreements with the Company over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, subject to the foregoing, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.
Notices
Any notice you give to the Company must be in writing and either hand-delivered or mailed to the executive office of the Company. If mailed, it should be addressed to the [___________________] of the Company. Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company. You and the Company may change the address for notice by like notice to the other. Notice will be deemed to have been duly delivered when hand-delivered or, if mailed, on the day such notice is postmarked.

Agreement Subject to Plan; Entire Agreement
This Agreement shall be subject to the terms of the Plan in effect on the date hereof, subject to “Conflicting Terms” below, which terms are hereby incorporated herein by reference and made a part hereof. This Agreement constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, supplement or waiver of this Agreement, in whole or in part, shall be binding upon the Company unless in writing and signed by the President of the Company

Conflicting Terms	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan in effect on the date hereof, the terms of the Plan will control.

Please sign the Acknowledgement attached to this Restricted Stock Performance Unit Agreement and return it to the Company’s Secretary, thereby indicating your understanding of and agreement with its terms and conditions.

ICONIX BRAND GROUP, INC.

By: _____________________________

ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of the Plan. I hereby represent that I have read and understood the terms and conditions of the Plan and of the Restricted Stock Performance Unit Agreement. I hereby signify my understanding of, and my agreement with, the terms and conditions of the Plan and of the Restricted Stock Performance Unit Agreement. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to this Restricted Stock Performance Unit Agreement. I accept this Restricted Stock Performance Unit Agreement in full satisfaction of any previous written or oral promise made to me by the Company or any of its Affiliates with respect to PSUs.

Date: _________________

Neil R. Cole

EXHIBIT C

PSU Performance Goals

A. PSU Allocation.

The PSU’s shall be allocated to each performance goal set below as follows: (i) 50% of the PSU’s to the achievement of EBITDA Growth (as defined below) (the “EBITDA Shares”); (ii) 25% of the PSU’s to the achievement of Market Capitalization Growth (as defined below) (the “MCG Shares”); and (iii) 25% of the PSU’s to the achievement of Stock Price Growth (as defined below) (the “SPG Shares”).

B. Performance Goals.

i. Performance goals established for purposes of the grant of the PSU’s are intended to be “performance-based” under Section 162(m) of the Code and constitute a “Performance Criteria” as defined in the Equity Plan.

ii. Except as expressly provided in Section 2.4 of the Agreement, with regard to acceleration, the performance goals for each Performance Period (as defined below) shall be based on the attainment of specified levels of the Company’s EBITDA, Market Capitalization, and Stock Price over the Performance Periods. The number of PSU’s will be vested and delivered based on the level of EBITDA Growth, Market Capitalization Growth, and Stock Price Growth achieved, as specified below. The Company agrees that the Compensation Committee shall certify the attainment of EBITDA Growth, Market Capitalization Growth and Stock Price Growth for each Performance Period to the extent and in the manner required by Section 162(m) of the Code.

iii. The five (5) year performance goals for EBITDA, Market Capitalization and Stock Price shall be based on the Company’s actual EBITDA for the year ended December 31, 2007 (calculated as set forth in the definition of EBITDA Growth below as if January 1, 2007 to December 31, 2007 was a Performance Period), the Company’s actual market capitalization at the close of business on December 31, 2007 (calculated as set forth in the definition of Market Capitalization Growth as if December 31, 2007 was the last day of a Performance Period), and the actual closing market price of the Company’s Common Stock on December 31, 2007 as reported on Nasdaq. For the five (5) year Performance Periods, the Target levels for each of the three measures (with such levels being based on the actual 2007 results as aforesaid) shall be compounded annually at 15% over the five (5) year period and the Threshold levels for each of the three measures (with such levels being based on the actual 2007 results as aforesaid) shall be compounded annually at 12% over the five (5) year period. For avoidance of doubt, and recognizing that the following numbers are intended to be provided as an example and are not be based on any projections or actual results, in the event that the Company’s actual EBITDA for the year ended December 31, 2007 was $110 million, then $126.5 million shall be the Target EBITDA Level against which to judge EBITDA Growth for the January 1, 2008 through December 31, 2008 Performance Period, and accordingly, the five (5) year Target EBITDA Levels (that is, 15% increases in respect of the base Target level compounded annually) for each of the Performance Periods would be $126.5 million (2008), $145.475 million (2009), $167.29625 million (2010), $192.39068 million (2011), and $221.24928 million (2012); correspondingly, the five (5) year Threshold EBITDA Levels (that is, 12% increases compounded annually) for each of the Performance Periods would be $123.2 million (2008), $137.984 million (2009), $154.54208 million (2010), $173.08712 million (2011), and $193.85757 million (2012). The same methodology shall be used based on the Company’s actual market capitalization and closing stock price on December 31, 2007.

1. EBITDA Growth: For each Performance Period, one-fifth (1/5) of the EBITDA Shares (the “Annual EBITDA Shares”), shall vest on the applicable Performance Vesting Date based upon the achievement of EBITDA Growth during such Performance Period as provided in Section B(iii) of this Exhibit (the “EBITDA Level”) as follows:

EBITDA Level	Percentage of Annual EBITDA Shares Vested

15% and above (Target)	100%
at least 12% but less than 15% (Threshold)	50%
less than 12%	0%

2. Market Capitalization Growth: For each Performance Period, one-fifth (1/5) of the MCG Shares (the “Annual MCG Shares”), shall vest on the applicable Performance Vesting Date based upon the achievement of Marker Capitalization Growth during such Performance Period as provided in Section B(iii) of this Exhibit (the “MCG Level”) as follows:

MCG Level	Percentage of Annual MCG Shares Vested

15% and above (Target)	100%
at least 12% but less than 15% (Threshold)	50%
less than 12%	0%

3. Stock Price Growth: For each Performance Period, one-fifth (1/5) of the SPG Shares (the “Annual SPG Shares”), shall vest on the applicable Performance Vesting Date based upon the achievement of Stock Price Growth during such Performance Period as provided in Section B(iii) of this Exhibit (the “SPG Level”) as follows:

SPG Level	Percentage of Annual SPG Shares Vested

15% and above (Target)	100%
at least 12% but less than 15% (Threshold)	50%
less than 12%	0%

C. Catch-Up; Forfeiture. In the event that any of the performance goals set forth above is not attained for any Performance Period, the PSU’s subject to such performance goal shall nevertheless vest as of any succeeding Performance Vesting Date if, as determined as of such succeeding Performance Vesting Date, the Company achieves an applicable aggregate performance level as of such succeeding Performance Vesting Date equal to the attainment of the applicable Target or Threshold levels for each of the applicable succeeding Performance Period(s) and the applicable prior Performance Period(s) on an aggregate basis. If PSU’s scheduled to vest on a Performance Vesting Date have not vested on such date or on a succeeding Performance Vesting Date or on the final Performance Vesting Date, they shall automatically be forfeited.

D No Interpolation; Fractional Shares. There shall be no interpolation between each applicable target level (i.e., the EBITDA Level, MCG Level, and the SPG Level). Any fractional PSU’s resulting from the achievement of any of the performance goals shall be aggregated and any resulting fractional PSU’s from such aggregation shall be eliminated.

E. Definitions.

“EBITDA Growth” means, with respect to each Performance Period, the percentage growth in the Company’s consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), with each such component of EBITDA determined in accordance with generally accepted accounting principles consistently applied, during such Performance Period as provided in Section B(iii) of this Exhibit, calculated, in good faith by the Company, from the Company’s annual audited financial statements, or, for any Performance Period that is not a complete fiscal year, the Company’s most recently filed Quarterly Report on Form 10-Q, and if so reviewed, as reviewed by the Company’s independent certified accountants.

“Market Capitalization Growth” means, with respect to each Performance Period, the percentage growth in the market capitalization of the Company during such Performance Period as provided in Section B(iii) of this Exhibit, calculated by multiplying the number of issued and outstanding shares of Common Stock (plus any shares repurchased by the Company as of the close of the applicable Performance Period whenever so purchased) on the last business day of the applicable Performance Period by the closing market price of a share of Common Stock, as reported on the principal national securities exchange in the United States on which the Common Stock is then traded, on the last business day of the applicable Performance Period.

“Performance Period” means each period from January 1 through December 31 during the Initial Term, commencing with the period from January 1, 2008 though December 31, 2008, and ending with the period from January 1, 2012 through December 31, 2012.

“Performance Vesting Date” means each December 31 during the Initial Term, commencing with December 31, 2008, and ending with December 31, 2012. Actual vesting shall occur upon certification of achievement of the performance goals by the Compensation Committee.

“Stock Price Growth” means, with respect to each Performance Period, the percentage growth in the Fair Market Value of Common Stock during such Performance Period as provided in Section B(iii) of this Exhibit, determined by reference to the closing market price of a share of Common Stock, as reported on the principal national securities exchange in the United States on which the Common Stock is then traded, on the last business day immediately preceding the beginning of the applicable Performance Period and to the closing market price of a share of Common Stock, as so reported, on the last business day of the applicable Performance Period.

F. Miscellaneous.

With respect to the each Performance Period, to the extent any provision contained herein creates impermissible discretion under Section 162(m) of the Code, such provision will be of no force or effect.

Certification, other than as to stock price, shall be based on the Company’s audited financial statements for the applicable Performance Period, or, for any Performance Period that is not a complete fiscal year, the Company’s most recently filed Quarterly Report on Form 10-Q and, if so reviewed, as reviewed by the Company’s independent certified public accountants. Any determination or certification with respect to EBITDA required under this Exhibit C shall be made in accordance with the generally accepted accounting principles (GAAP) in the United States, as applied by the Company to the preparation of its financial statements, as in effect on the Effective Date. In the event of a change in GAAP, or the Company's application thereof, any determination or certification with respect to EBITDA as provided in the Company's financial statements shall be adjusted as required to comply with the foregoing sentence. Vesting shall only occur upon the certification by the Compensation Committee of the achievement. The Compensation Committee shall meet for the purpose of certification and, to the extent appropriate, provide the applicable certification promptly (and in any event within 30 days) after the completion of the audit for the fiscal year; provided, that in the case of a termination of the Executive’s employment, the Compensation Committee shall use reasonable business efforts to meet for the purpose of certification and, to the extent appropriate, provide the applicable certification promptly (and in any event within 30 days) after the Date of Termination; and provided further, that in the case of a Change in Control, the Compensation Committee shall meet for the purpose of certification and, to the extent appropriate, provide the applicable certification immediately prior to the Change in Control. The Company shall cause the foregoing meetings and certifications to occur in a timely manner, which agreement by the Company the parties agree is a material obligation and agreement of the Company.

Notwithstanding anything to the contrary contained in the Agreement or this Exhibit C, any dispute under Section 2.4.2 and/or this Exhibit C (including in respect of any dispute arising following any certification by the Compensation Committee) shall, at the request of the Company or the Executive, be resolved by the Company’s independent certified public accountants (with such accountants’ fees and expenses being paid by the Company).

In the event that following the vesting of any PSU’s there is a restatement of the Company’s financial statements for the period utilized for determining said vesting, and the Compensation Committee determines in good faith that such PSU’s would not have vested based on the restated financials, including as to its impact on the stock price or market capitalization, the Compensation Committee may require the Executive to repay to the Company (in cash or by delivery of shares of Common Stock) the value (determined as of the time of distribution) of any shares of Common Stock distributed to the Executive with respect to such PSU’s, reduced by any un-refundable taxes paid thereon by the Executive, and upon such demand such amount shall promptly be paid by the Executive to the Company.

EXHIBIT D

Form of General Release and Waiver

THIS GENERAL RELEASE AND WAIVER (this “Release”) is entered into effective as of ______________ ___, 20__, by Neil Cole (the “Executive”) in favor of Iconix Brand Group, Inc. (the “Company”).

1. Confirmation of Termination. The Executive’s employment with the Company is terminated as of ________________ ___, 20__ (the “Termination Date”). The Executive acknowledges that the Termination Date is the termination date of his employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. The Executive acknowledges and agrees that the Company shall not have any obligation to rehire the Executive, nor shall the Company have any obligation to consider him for employment, after the Termination Date. The Executive agrees that he will not seek employment with the Company at any time in the future.

2. Resignation. Effective as of the Termination Date, the Executive hereby resigns as an officer and director of the Company and any of its affiliates and from any such positions held with any other entities at the direction or request of the Company or any of its affiliates. The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations. In addition, the Executive hereby agrees and acknowledges that the Termination Date shall be date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates.

3. Termination Benefits. Assuming that the Executive executes this Release and does not revoke it within the time specified in Section 10 below, then, subject to Section 9 below, the Executive will be entitled to the [payments and benefits (subject to taxes and all applicable withholding requirements) set forth under Section [5.4.2] [5.4.3] of the Employment Agreement, entered into on January 28, 2008, and effective as of January 1, 2008, between the Company and the Executive (the “Employment Agreement”) and] [the distribution with respect to the Equity Units (as defined in the Employment Agreement) set forth under Section [5.4.2] [5.4.3] [5.4.6] of the Employment Agreement] (the “Termination Benefits”). Notwithstanding anything herein to the contrary, the Amounts and Benefits (as defined in the Employment Agreement) shall not be subject to Executive’s execution of this Release. The Executive acknowledges and agrees that the Termination Benefits exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between the Executive and the Company, except as provided above.

4. General Release and Waiver. In consideration of the Termination Benefits, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date of this Release and any and all liability which any such Releasee may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Sarbanes-Oxley Act of 2002, all as amended; (b) any claim under the New York State Human Rights Law, New York City Human Rights Law, New York Equal Pay Law and N.Y. Lab. Law, Sections 201-c (adoptive parent leave) and 740 (whistle blower statute), all as amended; (c) any claim under any other Federal, state, or local law and any workers’ compensation or disability claims under any such laws; and (d) any claim for attorneys’ fees, costs, disbursements and/or the like. This Release includes, without limitation, any and all claims arising from or relating to the Executive’s employment relationship with Company and his service relationship as an officer or director of the Company, or as a result of the termination of such relationships. The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim he believes he may have against any Releasee. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This Release shall not apply to (i) the obligation of the Company to provide the Executive with the Amounts and Benefits and the Termination Benefits and any provision relating thereto under the Employment Agreement; (ii) the Executive’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company including, without limitation, the Executive’s rights under Section 8 of the Employment Agreement; or (iii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.

5. Continuing Covenants. The Executive acknowledges and agrees that he remains subject to the provisions of Section 7 of the Employment Agreement which shall remain in full force and effect for the periods set forth therein.

6. No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee. This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor.

7. Heirs and Assigns. The terms of this Release shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

8. Miscellaneous. This Release will be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law. If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. The parties acknowledge and agree that, except as otherwise set forth herein, this Release constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements are binding unless in writing and signed by each of the parties after the Release Effective Date (as defined below). Should any provision of this Release require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

9. Knowing and Voluntary Waiver. The Executive acknowledges that he: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least forty-five (45) days; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he has seven (7) days in which to revoke this Release (as described in Section 10) after signing it and (g) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

10. Effective Time of Release. The Executive may accept this Release by signing it and returning it to Iconix Brand Group, Inc., 1450 Broadway, 4th Floor, New York, New York, Attention: [•] within [twenty-one (21)] [forty-five (45)] days of his receipt of the same. After executing this Release, the Executive will have seven (7) days (the “Revocation Period”) to revoke this Release by indicating his desire to do so in writing delivered to [•] at the address above (or by fax at [•]) by no later than 5:00 p.m. EST on the seventh (7th) day after the date he signs this Agreement. The effective date of this Agreement shall be the eight (8th) day after the Executive signs this Agreement (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute this Release or exercises his right to revoke hereunder, he shall forfeit his right to receive any of the Termination Benefits, and to the extent such Termination Benefits have already been provided, the Executive agrees that he will immediately reimburse the Company for the amounts of such payment.

IN WITNESS WHEREOF, the Executive has duly executed this Release as of the date first set forth above.

EXECUTIVE:

Name: Neil Cole